 Bridge Builder Trust
 Rule 10F-3 Transactions

 Date of Purchase Issuer (Company Name) Total Offering Principal Amount of Purchase Date of Public Offer Fund Price Paid Public Offering Price Consistent with Average Industry % of Proceeds Company Operational for 3 Years? Less Than 3% of Fund Assets Used for Purchase Fund's Purchase Represents Less Than 25% of Total Offering? Name of Underwriters Purchased From
 11/5/2013 "KeyCorp, 2.30%, 12/13/18" $749.5 Million $3.0 Million 11/5/2013 $99.94  $99.94  Yes Yes Yes Yes KeyBanc Capital Markets
 11/5/2013 "AmeriCredit Automobile Receivables Trust 2013-5 A3, 0.90%, 09/10,18" $269.1 Million $25.5 Million 11/5/2013 $99.99  $99.99  Yes Yes Yes Yes Deutsche Bank
 11/6/2013 "Invesco Finance Plc, 4.00%, 01/30/24" $595.7 Million $9.0 Million 11/6/2013 $99.28  $99.28  Yes Yes Yes Yes BofA Merrill Lynch
 11/7/2013 "The Mosaic Company, 4.25%, 11/15/23" $898.1 Million $18.2 Million 11/7/2013 $99.79  $99.79  Yes Yes Yes Yes Morgan Stanley
 11/7/2013 "The Mosaic Company, 5.45%, 11/15/33" $498.1 Million $17.1 Million 11/7/2013 $99.63  $99.63  Yes Yes Yes Yes Goldman Sachs
 11/8/2013 "American Water Capital Corp., 3.85%, 03/01/24" $398.4 Million $22.4 Million 11/8/2013 $99.60  $99.60  Yes Yes Yes Yes UBS Securities
 11/14/2013 "State Street Corp., 3.70%, 11/20/23" $997.6 Million $68.0 Million 11/14/2013 $99.76  $99.76  Yes Yes Yes Yes Morgan Stanley
 11/25/2013 "Duke Realty LP, 3.875%, 02/15/21" $249.4 Million $7.9 Million 11/25/2013 $99.78  $99.78  Yes Yes Yes Yes Wells Fargo
 11/25/2013 "Schlumberger Investment SA, 3.65%, 12/01/23" $1.5 Billion $31.6 Million 11/25/2013 $99.66  $99.66  Yes Yes Yes Yes Deutsche Bank
 12/2/2013 "CVS Caremark, 4.00%, 12/05/23" $1.3 Billion $6 Million 12/2/2013 $99.50  $99.50  Yes Yes Yes Yes Barclays Capital
 12/3/2013 "Microsoft Corp., 3.625%, 12/15/23" $36.5 Billion $1.5 Million 12/3/2013 $99.51  $99.51  Yes Yes Yes Yes Barclays Capital
 12/11/2013 "Cameron International Corp., 4.00%, 12/15/23" $249.1 Million $3.4 Million 12/11/2013 $99.64  $99.64  Yes Yes Yes Yes Credit Suisse
 12/11/2013 "Devon Energy, 0.784%, 12/15/16" $350 Million $4 Million 12/11/2013 $100  $100  Yes Yes Yes Yes Morgan Stanley